Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS AUGUST SALES RESULTS AND

REVISES EARNINGS OUTLOOK FOR ITS FISCAL FOURTH QUARTER

ISSAQUAH, Wash., August 30, 2006 - Costco Wholesale Corporation (“Costco”) (Nasdaq: COST) today reported net sales of $4.55 billion for the four weeks ended August 27, 2006, an increase of 11 percent from $4.08 billion in the same four-week period last year.

For the first 52 weeks of its (53-week) 2006 fiscal year ending September 3, 2006, the Company reported net sales of $57.78 billion, an increase of 11 percent from $51.86 billion during the similar 52-week period of the prior fiscal year.

Comparable sales for the 4-week and 52-week periods ended August 27, 2006, were as follows:

	4 Weeks	52 Weeks
US	5%	7%
International	16%	11%
Total Company	7%	8%

The Company also announced the revision of its outlook for fiscal 2006 fourth quarter (17 weeks this year vs. 16 weeks in fiscal 2005) and fiscal year (53 weeks this fiscal year vs. 52 weeks last year) ending September 3, 2006. On May 31st, during its third quarter earnings conference call, the Company stated that the then First Call consensus earnings per share estimates for the fourth quarter and fiscal year of $.77 and $2.33, respectively, were “at the high end of Company expectations”. Currently, earnings per share for the fourth quarter are expected to be $.68-$.71; and for the fiscal year $2.23-$2.26 per share. These estimates include a one-time income tax charge of approximately $.03 per share, further described below. Actual results for the fourth quarter and fiscal year ending September 3, 2006 will be reported on October 12, 2006, and are subject to further refinement in the closing process.

During fiscal year 2005, the Company reported earnings per share of $.73 in the fourth quarter and $2.18 for the fiscal year. The fiscal year 2005 results included several one-time items that in the aggregate positively impacted reported earnings by approximately $.07 per share in last year’s fiscal fourth quarter and by approximately $.14 per share for all of fiscal year 2005. As previously disclosed, exclusive of these items, the Company estimated its “normalized” fourth quarter and fiscal year 2005 earnings per share figures were $.66 and $2.04, respectively.

According to Richard Galanti, Chief Financial Officer of Costco, “The principal factor leading to our revised fourth quarter earnings outlook is lower-than-planned gross margins. In addition, approximately $.03 per share of the fourth quarter revision relates to accruing a reserve for income taxes of up to $14.8 million related to a non-recurring foreign tax assessment for a structure that had been utilized by the Company during fiscal years 2000-2005 and that was subsequently discontinued. We remain positive in our outlook for fiscal 2007 and beyond; and we would expect to open at least 35 new locations during the coming fiscal year.”

Costco will hold a conference call at 8:00 AM PDT (11:00 AM EDT) this morning, August 30th, with Jim Sinegal, President and CEO, and Richard Galanti. The phone number to participate on the call is (800) 399-8203 or can be accessed via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

News from

Costco currently operates 487 warehouses, including 358 in the United States and Puerto Rico, 68 in Canada, 18 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 29 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 20 to 21 new warehouses in the first four months of fiscal 2007, prior to the end of calendar year 2006.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

The release from last year’s fourth quarter can be viewed at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-newsArticle&ID=764809&highlight.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255